EXHIBIT 99.1
INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)
UNAUDITED

	March	December
	31, 2003	31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$ 125.2	$ 342.2
Marketable securities	148.4	1.8
Accounts and notes receivable, net	1,348.9	1,405.3
Inventories	1,203.6	1,189.8
Prepaid expenses and deferred income taxes	277.2	379.3
Assets held for sale	-	794.0

Total current assets	3,103.3	4,112.4

Property, plant and equipment, net	1,253.0	1,279.9
Goodwill	4,045.4	4,005.5
Intangible assets, net	885.4	890.9
Other assets	651.0	520.9

Total assets	$ 9,938.1	$ 10,809.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 692.1	$ 730.3
Accrued expenses and other current liabilities	1,418.2	1,617.1
Loans payable	529.9	1,155.5
Liabilities held for sale	-	295.2

Total current liabilities	2,640.2	3,798.1

Long-term debt	2,088.6	2,092.1
Other noncurrent liabilities	1,604.8	1,441.2

	6,333.6	7,331.4

Shareholders' equity:
Common stock	169.3	169.2
Other shareholders' equity	3,948.7	3,822.1
Accumulated other comprehensive income	(513.5)	(513.1)

Total shareholders' equity	3,604.5	3,478.2

Total liabilities and equity	$ 9,938.1	$ 10,809.6
Total liabilities and equity

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION